____________________________
                                               OMB APPROVAL
                                      ____________________________
                                      OMB Number:        3235-0104
                                      Expires:      April 30, 1997
                                      Estimated average burden
                                      hours per response.......0.5
                                      ____________________________

               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                               FORM 3

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16 (a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940

=========================================================================

1. Name and Address of Reporting Person
Kane                          Patrick                      Joseph
-------------------------------------------------------------------------
  (Last)                       (First)                     (Middle)
16034 North 63rd Street
-------------------------------------------------------------------------
                                (Street)
Scottsdale                     AZ                 85254

-------------------------------------------------------------------------
   (City)                 (State)                 (Zip)
=========================================================================

2.  Date of Event Requiring Statement (Month/Day/Year)
    8/2/99
=========================================================================
3.  IRS or Social Security Number of Reporting Person (Voluntary)

=========================================================================
4.  Issuer Name and Ticker or Trading Symbol
R.H. Phillips, Inc.  RHPS
=========================================================================

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
[ ] Director                          [  ] 10% Owner
[x] Officer (give title below)        [  ] Other (specify below)
             National Sales Manager
             ------------------------

==========================================================================

6.  If Amendment, Date of Original (Month/Year)

==========================================================================
     Table I - Non-Derivative Securities Beneficially Owned

==========================================================================
1.Title of Security    2. Amount of     3. Ownership        4. Nature of
  (Instr. 3)              Securities       Form:               Indirect
                          Beneficially     Direct              Beneficial
                          Owned            (D) or              Ownership
                          (Instr. 4)       Indirect (I)        (Instr. 5)
                                           (Instr. 5)
--------------------------------------------------------------------------
Common Stock              None
--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

==========================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

          Table II - Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================
1.Title of Derivative 2.Date Exer-    3.Title and Amount  4.Conversion    5.Ownership  6.Nature
  Security              cisable and     of Underlying       or Exercise     Form of      of
  (Instr. 4)            Expiration      Securities          Price of        Derivative   Indirect
                        Date            (Instr. 4)          Derivative      Security:    Beneficial
                                                           Security        Direct (D)    Ownership
                        -------------   ----------------                    or Indirect  (Instr. 5)
                        Date    Expir-  Title Amount of
                        Exer-   ation         Number of                    (I) (Istrs. 5)
                        cisable Date          Shares
----------------------------------------------------------------------------------------------------
None
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------

====================================================================================================

Explanation of Responses:

      s//Patrick Kane                    8/5/99
      -------------------------------      ------------------
      **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.